Exhibit 10.4
CONTRACT FOR PROFESSIONAL CONSULTING SERVICES
          THIS AGREEMENT is made and entered into as of April 1, 2005, by and between Greenbrier Leasing Corporation of One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 (“Client”), and C. Bruce Ward, an individual (“Consultant”).
          WHEREAS, Client desires to engage the services of Consultant and Consultant is willing, qualified and capable of providing such services;
          NOW THEREFORE, Client and Consultant hereby agree as follows:
          Section A. Duties of Consultant.
          1. Client is contracting for Consultant to render advice and consultation to Client with respect to marketing strategies, customer and supplier relations, and matters pertaining to the rail supply industry, all as assigned by Client’s President and CEO. Consultant shall provide independent advisory and consulting services to Client, rendering such services in order to maintain, improve and extend the business of Client and further its reputation and business interests. Consultant shall devote such time and effort to the performance of his or her duties as shall be reasonably necessary. Consultant agrees to fulfill Consultant’s obligations herein in a businesslike manner, acting always in accordance with applicable laws and customs.
          2. Consultant shall provide advice and recommendations to Client; all decisions will be made solely by Client. Consultant shall have no authority to contractually bind or obligate Client.
          3. Consultant’s services under this Agreement shall commence on April 1, 2005, unless otherwise agreed in writing between the parties.
          Section B. Consideration.
          Consideration for all services performed by Consultant pursuant to this Agreement shall be paid promptly by Client as follows:
          1. Client agrees to pay, and Consultant agrees to accept, as full compensation for Consultant’s services hereunder, the sum of $48,000 per year ($96,000 per year, as of 1/1/07), to be paid in equal quarterly installments, in advance, on January 1, April 1, July 1 and October 1 of each year during the engagement such compensation shall be in addition to any other compensation or fees to which Consultant may be entitled as a member of the board of directors of Client or any of Client’s affiliates.
          2. Client shall provide to Consultant group medical, hospital, dental and vision insurance coverage, provided, that such coverage is reasonably available for Consultant and at a cost which is not greater than the cost for other members of the insured group.
          3. Client shall provide Consultant with an automobile for use in fulfilling his responsibilities under this Agreement and shall provide or reimburse Consultant for related insurance, repairs and operating costs.

          4. Client shall reimburse Consultant for all actual out-of-pocket expenses reasonably incurred by Consultant on behalf of, and approved by, Client in accord with Client’s normal expense reimbursement policies, including but not limited to air fare or transportation costs; food and lodging costs; long-distance telephone charges; and postage and express mail charges. Such agreed-upon expenses and travel allowances shall be due and payable to Consultant ten (10) days following the receipt by Client of a properly prepared expense report in a form provided by Client and supporting documentation in a form reasonably acceptable to Client.
          5. Consultant is furnishing the services herein set forth as an independent contractor and not as an employee. This Agreement is not intended to create a partnership, joint venture, or any other entity or business association between Client and Consultant. Consultant shall be responsible for his or her own acts, and Client shall not be required to make provision for withholdings, taxes, unemployment insurance, workers’ compensation insurance, or similar benefits. Consultant is solely responsible for determining the methods and means used in performing the services rendered to Client hereunder.
          Section C. Competition.
          During the term of Consultant’s engagement hereunder, and for a period of one year thereafter, Consultant shall not, directly or indirectly:
               (a) Associate with (either as a stockholder, director, officer, manager, consultant, advisor, employee, member, partner or otherwise, of or through any corporation, partnership, limited liability company, association, firm or otherwise), or engage in, participate in, or be connected in any manner with, any enterprise or business that is engaged in the design, manufacture, purchase, sale, lease, marketing or refurbishing of railroad freight cars or components thereof in competition with Client or Client’s affiliates North America or Mexico;
               (b) Employ (including retaining as a consultant), solicit for employment, or advise or recommend to any other person, firm or entity that it employ or solicit for employment, any current or future employee or consultant of Client or any of its affiliates; or
               (c) Induce or attempt to persuade any current or future client, customer, supplier, officer, employee, agent, manager, consultant, director or other participant in Client or any of its affiliates to terminate such employment or other relationship.
          Section D. Confidential Information.
          During and after the term of the engagement, Consultant shall not use or disclose to any person, firm or entity any Confidential Information (as defined herein), except with the prior written consent of Client. “Confidential Information” means all of Client’s proprietary information, including, without limitation, financial data, documentation, trade secrets, information concerning the operation, design and marketing of products, services or processes, know-how, improvements, techniques, business plans and procedures, customer and supplier lists and information, files and profiles, needs analyses, calculations, data, manuals, specifications, performance standards, instructions and inventions. The obligations imposed by this covenant shall not apply with respect to (a) disclosure required by law, regulation or judicial process; provided that Client shall have been given reasonable advance notice of the required disclosure and Consultant shall cooperate with Client in limiting such disclosure and in obtaining protective orders where appropriate; or (b) information that is in the public domain.
          Section E. Indemnification.
          During the term of the engagement and thereafter, Consultant shall indemnify, defend and hold Client harmless from and against all claims and actions and all expenses incidental to such claims or actions, based upon or arising out of damage to property or injuries to persons or other tortious acts caused or contributed to by Consultant or anyone acting under his or her direction or control or on his or her behalf in the course of performance under this Agreement, provided Consultant’s aforesaid indemnity and hold-harmless agreement shall not be applicable to any liability based upon the sole negligence of Client. Consultant further indemnifies Client with respect to any and all income tax, social security contributions and the like which may be found due from Client on any payments or arrangements made under this Agreement together with any interest, penalty or gross-up thereon.
          Section F. Termination.
          1. Notwithstanding any other provision herein, Consultant’s services may be terminated by Client upon written notice to Consultant, effective immediately, if Consultant shall have engaged in conduct which, in the opinion of the President of Client, has brought or is likely to bring either Consultant or Client into disrepute or has or is likely to impair Consultant’s ability to provide services to Client or to do so in a manner or at a time reasonably required by Client.
          2. Notwithstanding anything herein to the contrary, either party may terminate Consultant’s services under this Agreement, with or without cause, upon the giving of ninety (90) days’ advance written notice to the other.
          Section G. Assignment and Subcontracting.
          Consultant may not assign or transfer his interests or claims under this Agreement, or subcontract his services hereunder, without the prior written consent of Client.
          Section H. Attorney Fees.
          If suit or action is instituted in connection with any controversy arising out of this Agreement, the prevailing party shall be entitled to recover, in addition to costs, such sum as the court may adjudge reasonable as attorney fees for services rendered before trial, during trial and in any appeals.
          Section I. Applicable Law and Venue.
          1. This Agreement shall be binding on and shall be for the benefit of the parties hereto and shall be governed by the laws of the State of Oregon.
          2. Consultant hereby consents to jurisdiction of, and venue in, federal and/or state courts located in the State of Oregon, Multnomah County, for any action arising out of or in connection with this Agreement.

          Section J. Notices.
          All notices required or permitted to be given under this Agreement shall be given by certified or express mail to the parties at the addresses given herein.
          Section K. Severability.
          Any provision of this Agreement prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          Section L. Complete Agreement.
          This Agreement constitutes the complete agreement between Consultant and Client. No representation or promise, either oral or written, has been made except as specifically set forth herein.

CLIENT:		CONSULTANT:

Greenbrier Leasing Corporation		C. Bruce Ward
One Centerpointe Dr. Suite 200		5185 SW 85th Street
Lake Oswego, Oregon 97035		Portland, OR 97225
Phone: 503-684-7000		Phone: 503-297-5853
Facsimile: 503-684-7553		Facsimile: 503-297-8662

GREENBRIER LEASING CORPORATION		C. BRUCE WARD

By:	/s/ Larry Brady	Signature:	/s/ C. Bruce Ward

Title:	Sr. Vice President & CFO	Date:	March 31, 2005

Date:	March 31, 2005